U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 31, 2004

COMMISSION FILE NUMBER: 000-32141

Nutra Pharma Corp.
(Exact name of registrant as specified in its charter)

California	91-2021600
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer I.D. No.)

1829 Corporate Drive
Boynton Beach, Florida	33426
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number: (954) 509-0911

(Former name or former address, if changed since last report)

Item 1.01 Entry into a Material Definitive Agreement

Background

On December 12, 2003, we entered into an agreement with Receptopharm, Inc. (“Receptopharm”), a Nevada corporation, to amend and replace a December 12, 2003 agreement (“the December 2003 agreement”) we had with Receptopharm.

Receptopharm is a privately held biopharmaceutical company located in Ft. Lauderdale, Florida that is engaged in the research and development of proprietary therapeutic proteins for the treatment of several chronic viral, autoimmune and neuro-degenerative diseases. In this agreement, we agreed to acquire 49.5% of Receptopharm’s common stock in exchange for our licenses to intellectual property and $2,000,000 in cash, which we are required to pay in a series of installment payments. The closing of the transaction was subject to the approval of Receptopharm's board of directors, which was obtained on February 20, 2004.

At December 10, 2004, we had funded a total of $1,250,000 to Receptopharm in accordance with the December 2003 agreement; however, the December 2003 agreement obligated us to deliver funding in the amount of $2,000,000 to Receptopharm on or before October 1, 2004. Because we were only able to deliver $1,250,000 of the $2,000,000, which we were required to deliver to Receptopharm, we negotiated a new agreement with an extended payment period as described below.

December 31, 2004 Acquisition Agreement
On December 31, 2004, we completed the modified agreement to acquire a 49.5% interest in Receptopharm. This agreement alters the payment schedule provided for in the December 2003 agreement, and requires us to now make the following payments to Receptopharm to complete our $2,000,000 commitment to it:
•	January 15, 2005 - $200,000
•	February 15, 2005 - $150,000
•	March 15, 2005 - $150,000
•	April 15, 2004 - $250,000

Item 9.01 Financial Statements and Exhibits

    (a) Financial Statements of Business Acquired.

Not applicable

    (b) Pro forma Financial Information.

Not applicable

    (c) Exhibits.

Exhibit 10.13.	December 2004 Acquisition Agreement by and between Nutra Pharma Corp. and Receptopharm Inc.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2005

Nutra Pharma Corp

/s/ Rik Deitsch
By: Rik Deitsch
Its: Chief Executive Officer and Chief Financial Officer